Exhibit 10(k)

             Agreement with Named Executive Officer



On August 3, 1994, the Compensation Committee of Amdahl
Corporation (the "Company") authorized the Company to pay Bruce
J. Ryan $45,000 per year, for 20 years, commencing at age 65.

The Committee also authorized the vesting of Mr. Ryan's account under the Long-Term Executive Incentive Performance Plan at the rate of 7-1/2% per year.